STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Exchange Traded Concepts Trust II

2.	The Certificate of Trust is hereby amended as follows:

The name of the Trust is Exchange Listed Funds Trust.

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 2nd day of June, 2015.

By:	/s/ Richard Hogan
Richard Hogan
Trustee